Exhibit 99.1

TransDigm Group Reports Fiscal 2014 Second Quarter Results

Cleveland, Ohio, May 6, 2014/PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the second quarter ended March 29, 2014.

Highlights for the second quarter include:

•	Net sales of $590.8 million, up 26.9% from $465.6 million;

•	EBITDA As Defined of $263.0 million, up 19.9% from $219.3 million;

•	Net income of $90.4 million, up 33.0% from $67.9 million;

•	Earnings per share of $1.49, up 19.2% from $1.25;

•	Adjusted earnings per share of $1.87, up 7.5% from $1.74; and

•	Upward revision to fiscal 2014 financial guidance.

Net sales for the quarter rose 26.9% to $590.8 million from $465.6 million in the comparable quarter a year ago. Organic net sales grew approximately 6.1%. The contribution from the acquisitions of Aerosonic, Airborne, Arkwin and Whippany Actuation accounted for the balance of the increase in net sales.

Net income for the quarter rose 33.0% to $90.4 million, or $1.49 per share, compared to $67.9 million, or $1.25 per share, in the comparable quarter a year ago. The prior quarter included one-time costs attributable to the refinancing of our senior secured credit facility in February 2013 of $20.5 million, net of tax, or $0.38 per share. The remainder of the increase in net income primarily reflects the growth in net sales described above partially offset by higher interest expense and acquisition-related costs. The increase in interest expense was primarily due to an increase in outstanding borrowings from $4.3 billion to $5.7 billion primarily to fund the $22.00 per share dividend paid in July 2013. The current quarter included acquisition-related costs of $10.9 million, net of tax, or $0.19 per share. The comparable quarter a year ago reflected acquisition-related costs of $1.7 million, net of tax, or $0.02 per share.

Earnings per share in the current quarter were reduced by $0.10 per share representing dividend equivalent payments of $5.5 million related to the accelerated vesting of 0.2 million stock options under the “market sweep” provision for options granted in November 2011.

Adjusted net income for the quarter rose 12.3% to $106.6 million, or $1.87 per share, from $95.0 million, or $1.74 per share, in the comparable quarter a year ago. The adjusted earnings per share increase of 7.5% was lower than the increase in adjusted net income of 12.3% as a result of higher weighted average shares of 57.1 million, up from 54.5 million in the prior year period.

EBITDA for the quarter increased 35.6% to $244.4 million from $180.2 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 19.9% to $263.0 million compared with $219.3 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 44.5%.

“We are pleased with our operating results for both the fiscal second quarter and year-to-date periods,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “Underlying trends supporting our commercial aerospace markets continue to be positive with ongoing recovery in the commercial aftermarket and continued growth in commercial OEM. After adjusting for dilution of almost three margin points from the acquisitions completed in fiscal 2013 and first half of fiscal 2014, our year-to-date EBITDA As Defined margin was approximately 48%, an improvement of approximately one margin point over the prior year.”

As previously reported on March 6, 2014, TransDigm Group acquired Elektro-Metall Export GmbH (EME) for approximately $49.5 million. EME manufactures proprietary, highly engineered aerospace electromechanical actuators, electrical and electromechanical components and assemblies primarily for commercial aircraft, helicopters and other specialty applications.

Year-to-Date Results

Net sales for the twenty-six week period ended March 29, 2014 rose 25.0% to $1,120.1 million from $896.0 million in the comparable period last year. Organic net sales grew approximately 7.5%. The contribution from the acquisitions of Aerosonic, Airborne, Arkwin and Whippany Actuation accounted for the balance of the increase in net sales.

Net income for the twenty-six week period increased 24.2% to $176.5 million, or $2.93 per share, compared with $142.1 million, or $1.91 per share, in the comparable period last year. The prior year included one-time costs attributable to the refinancing of our senior secured credit facility in February 2013 of $20.5 million, net of tax, or $0.38 per share. The increase in net income primarily reflects the growth in net sales described above partially offset by higher interest expense and acquisition-related costs. The increase in interest expense was primarily due to an increase in outstanding borrowings from $4.3 billion to $5.7 billion primarily to fund the $22.00 per share dividend paid in July 2013. The twenty-six week period ended March 29, 2014 included acquisition-related costs of $16.8 million, net of tax, or $0.29 per share. The comparable period a year ago reflected acquisition-related costs of $5.0 million, net of tax, or $0.09 per share.

Earnings per share were reduced in both fiscal 2014 and 2013 by $0.17 per share and $0.70 per share respectively, representing dividend equivalent payments made during each fiscal year.

Adjusted net income for the twenty-six week period rose 13.6% to $201.5 million, or $3.53 per share, from $177.3 million, or $3.26 per share, in the comparable period a year ago. The adjusted earnings per share increase of 8.3% was lower than the increase in adjusted net income of 13.6% as a result of higher weighted average shares of 57.0 million, up from 54.5 million in the prior year period.

EBITDA for the twenty-six week period increased 29.3% to $478.8 million from $370.5 million for the comparable period a year ago. EBITDA As Defined for the period increased 20.6% to $506.5 million compared with $420.2 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 45.2%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2014 Outlook

Mr. Howley continued, “We are increasing the full year fiscal 2014 guidance primarily to reflect the recent acquisition of EME, performance experienced to date and our current expectations for the second half of our fiscal year.”

The Company is adjusting full year fiscal 2014 guidance, which assumes no additional acquisitions, as follows:

•	Net sales are anticipated to be in the range of $2,317 million to $2,367 million (previously in the range of $2,283 million to $2,343 million) compared with $1,924 million in fiscal 2013;

•	EBITDA As Defined is anticipated to be in the range of $1,046 million to $1,068 million (previously in the range of $1,036 million to $1,064 million) compared with $900 million in fiscal 2013;

•	Net income is anticipated to be in the range of $380 million to $394 million (previously in the range of $375 million to $393 million) compared with $303 million in fiscal 2013;

•	Earnings per share are expected to be in the range of $6.33 to $6.57 per share (previously in the range of $6.24 to $6.54 per share) compared with $2.39 per share in fiscal 2013; and

•	Adjusted earnings per share are expected to be in the range of $7.46 to $7.70 per share (previously in the range of $7.35 to $7.65 per share) compared with $6.90 per share in fiscal 2013.

Conference Call

TransDigm Group will host a conference call for investors and security analysts on May 6, 2014, beginning at 11:00 a.m., Eastern Time. To join the call, dial (800) 295-4740 and enter the pass code 52424031. International callers should dial (617) 614-3925 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 94379901. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2014 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED	Table 1

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
NET SALES	$590,761	$465,609	$1,120,083	$896,027
COST OF SALES	283,179	206,299	528,365	398,170

GROSS PROFIT	307,582	259,310	591,718	497,857
SELLING AND ADMINISTRATIVE EXPENSES	71,488	55,463	128,615	110,624
AMORTIZATION OF INTANGIBLE ASSETS	17,600	9,735	33,983	20,275

INCOME FROM OPERATIONS	218,494	194,112	429,120	366,958
INTEREST EXPENSE - Net	82,289	64,094	163,142	126,970
REFINANCING COSTS	—	30,281	—	30,281

INCOME BEFORE INCOME TAXES	136,205	99,737	265,978	209,707
INCOME TAX PROVISION	45,850	31,800	89,500	67,600

NET INCOME	$90,355	$67,937	$176,478	$142,107

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$84,869	$67,937	$166,853	$103,977

Net earnings per share:
Basic and diluted	$1.49	$1.25	$2.93	$1.91
Cash dividends paid per common share	$—	$—	$—	$12.85
Weighted-average shares outstanding:
Basic and diluted	57,068	54,453	57,030	54,453

TRANSDIGM GROUP INCORPORATED	Table 2

SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,

EBITDA AS DEFINED TO NET INCOME

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net income	$90,355	$67,937	$176,478	$142,107
Adjustments:
Depreciation and amortization expense	25,881	16,321	49,720	33,773
Interest expense, net	82,289	64,094	163,142	126,970
Income tax provision	45,850	31,800	89,500	67,600

EBITDA	244,375	180,152	478,840	370,450
Adjustments:
Acquisition related expenses and adjustments (1)	10,435	1,708	15,352	5,175
Non-cash stock compensation expense(2)	8,158	7,131	12,333	14,262
Refinancing costs(3)	—	30,281	—	30,281

Gross Adjustments to EBITDA	18,593	39,120	27,685	49,718

EBITDA As Defined	$262,968	$219,272	$506,525	$420,168

EBITDA As Defined, Margin (4)	44.5%	47.1%	45.2%	46.9%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents debt issue costs expensed in conjunction with the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013.
(4)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED	Table 3

SUPPLEMENTAL INFORMATION - RECONCILIATION OF

REPORTED EARNINGS PER SHARE TO

ADJUSTED EARNINGS PER SHARE

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Reported Earnings Per Share
Net income	$90,355	$67,937	$176,478	$142,107
Less: dividends on participating securities	(5,486)	—	(9,625)	(38,130)

Net income applicable to common stock - basic and diluted	$84,869	$67,937	$166,853	$103,977

Weighted-average shares outstanding under the two-class method:
Weighted average common shares outstanding	52,803	52,204	52,745	52,001
Vested options deemed participating securities	4,265	2,249	4,285	2,452

Total shares for basic and diluted earnings per share	57,068	54,453	57,030	54,453

Basic and diluted earnings (loss) per share	$1.49	$1.25	$2.93	$1.91

Adjusted Earnings Per Share
Net income	$90,355	$67,937	$176,478	$142,107
Gross adjustments to EBITDA	18,593	39,120	27,685	49,718
Purchase accounting backlog amortization	5,949	725	9,965	2,186
Tax adjustment	(8,260)	(12,805)	(12,669)	(16,731)

Adjusted net income	$106,637	$94,977	$201,459	$177,280

Adjusted diluted earnings per share under the two-class method	$1.87	$1.74	$3.53	$3.26

Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share	$1.49	$1.25	$2.93	$1.91
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payment	0.10	—	0.17	0.70
Non-cash stock compensation expense	0.09	0.09	0.14	0.18
Acquisition related expenses	0.19	0.02	0.29	0.09
Refinancing costs	—	0.38	—	0.38

Adjusted earnings per share	$1.87	$1.74	$3.53	$3.26

SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH	Table 4

PROVIDED BY OPERATING ACTIVITES TO EBITDA, EBITDA AS DEFINED

FOR THE TWENTY-SIX WEEK PERIODS ENDED

MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands)

(Unaudited)

	Twenty-Six Week Periods Ended
	March 29, 2014	March 30, 2013
Net Cash Provided by Operating Activities	$220,488	$197,289
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	6,841	(4,462)
Net gain on sale of real estate	804	—
Interest expense - net (1)	156,712	120,004
Income tax provision - current	95,630	62,118
Non-cash stock compensation expense(2)	(12,333)	(14,262)
Excess tax benefit from exercise of stock options	10,698	40,044
Refinancing costs (4)	—	(30,281)

EBITDA	478,840	370,450
Adjustments:
Acquisition related expenses(3)	15,352	5,175
Non-cash stock compensation expense (2)	12,333	14,262
Refinancing costs(4)	—	30,281

EBITDA As Defined	$506,525	$420,168

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.
(4)	Represents debt issue costs expensed in conjunction with the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013.

TRANSDIGM GROUP INCORPORATED	Table 5

SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA

(Amounts in thousands)

(Unaudited)

	March 29, 2014	September 30, 2013
Cash and cash equivalents	$475,691	$564,740
Trade accounts receivable - Net	342,379	290,449
Inventories - Net	458,463	413,581
Current portion of long-term debt	31,045	31,045
Accounts payable	95,150	106,768
Accrued current liabilities	226,283	184,687
Long-term debt	5,692,432	5,700,193
Total stockholders’ (deficit) equity	(125,629)	(336,381)